EXHIBIT 4

                                                                                                                         Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax:   631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  February 1, 2010

Contact:  Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
FOURTH QUARTER RESULTS

Loss Due to Increased
Provisions for Loan Losses

 Bank Enters into Consent Agreement with FDIC
and NY State Banking Department

 Core Deposits
Remain Strong

Smithtown, NY, February 1, 2010 - Smithtown Bancorp (NASDAQ:  SMTB) today announced a loss of $19.8 million for the fourth quarter of 2009, or ($1.34) per fully diluted share.  Operating earnings were more than offset by a provision of $38 million to the loan loss reserve and a write-down of an other real estate owned property of $7 million.  The net loss for the year was $11.8 million, or ($.87) per fully diluted share.

The Company further announced that, on January 29, 2010, its subsidiary, Bank of Smithtown, entered into a Consent Agreement with the Federal Deposit Insurance Corporation (FDIC) and a parallel Consent Order with the New York State Banking Department (NYSBD), hereinafter collectively referred to as the “Consent Agreement.”

At December 31, 2009, the Company’s Tier 1 Leverage ratio was 6.39%, the Tier 1 Risk-Based Capital ratio was 8.41% and the Total Risk-Based Capital ratio was 10.52%.  The Bank’s Tier 1 Leverage ratio was 6.31%, the Tier 1 Risk-Based Capital ratio was 8.29% and the Total Risk-Based Capital ratio was 10.40%.

The allowance for loan losses was $38.5 million at December 31, 2009, or 1.84% of total loans.  Asset quality deterioration became an increasing problem in 2009 as the economic recession, especially commercial real estate difficulties, hit our region later than other areas of the country.  Nonperforming loans ended the quarter at $130.2 million, or 6.23% of total loans.  Loans 30-89 days past due decreased from $51.2 million at the end of the third quarter to $20.8 million, or .99% of total loans, at the end of the fourth quarter.  Net charge-offs for the fourth quarter were $22.6 million and for the year were $23.8 million, or 1.22% of average loans.  More detailed information about the Bank’s nonperforming loans and asset quality can be found on the investor page of the Bank’s website at www.bankofsmithtown.com.

Loan growth slowed to less than 1% during the fourth quarter or $16.6 million as we focused our efforts on managing our existing portfolio.  There were continued efforts during the quarter to reduce land and construction loan exposure resulting in a $44.8 million decrease in these types of loans, due to a combination of pay-downs and charge-offs.  At December 31, 2009, this loan category constituted 17% of the total loan portfolio, well below the September 30, 2007 high of 31%.

As a result of a strategic effort to reduce single service certificate of deposit customers in favor of building more relationship accounts (especially in our new branches), deposits and core deposits were relatively flat during the fourth quarter.  For 2009, core deposits were up by $483.4 million, or by 45%.  Total deposits increased for the year by $708.1 million, or by 52%.  The Bank’s deposit growth was boosted by the development of ten new branches during 2009.  The new branches have collected $154 million in deposits, 71% in core deposits, which is consistent with the overall Bank figure of 75%.

There are currently four new branch projects under development in Manhasset, Hicksville, Brentwood and Bayport.  The Manhasset location is expected to open in July of 2010 with the other locations expected to be completed between the fourth quarter of 2010 and the first quarter of 2011.  The success of our expanding branch network continues to add to the franchise value of the Company.

The net interest margin for the fourth quarter decreased to 2.89%, and for the year to 2.99%.  The net interest margin was negatively impacted during 2009 by an unusually rapid inflow of deposits during the first quarter of the year and reversals of accrued interest on nonperforming loans in the second half of the year.  The Company’s efficiency ratio moved below 50% during the fourth quarter to 49.80%.  The ratio for all of 2009 was 54.97%.

Regarding the Consent Agreement with the FDIC and NYSBD, the Bank is required to improve credit administration, loan underwriting and internal loan review processes and maintain an adequate allowance for loan losses.  Other required actions include the implementation of plans to reduce classified assets, decrease the Bank’s concentration in commercial real estate loans and increase profitability.  The Bank’s payment of dividends and growth in average assets require prior approval of the FDIC and NYSBD.  In addition, the Bank is required to maintain no later than June 30, 2010, Tier 1 Capital at least equal to 7% of Total Assets, Tier 1 Risk-Based Capital at least equal to 9 percent of Total Risk-Weighted Assets and Total Risk-Based Capital at least equal to 11 percent of Total Risk-Weighted Assets.

The Company’s Chairman & Chief Executive Officer, Brad Rock, commented:  “The board of directors and management are committed to meeting the requirements of the Consent Agreement in a prompt manner.  Many of the loan administration items are already completed or near completion.  Senior level positions have been filled in credit administration, loan review and workouts.”

“Notwithstanding our fourth quarter loss and the Consent Agreement, we believe we have made the decisions necessary to provide the Company with the foundation to return to profitability.  We expect net interest income resulting from prior growth in core deposits, amortizing mortgage loans and investments, combined with efficient operations, will provide solid earnings once loan loss provisions are normalized.  Although it is always difficult to predict the future, especially in these difficult and uncertain economic times, we currently expect our provisions and charge offs to trend lower as the year progresses.”

Mr. Rock continued:  “The value of our branch network on Long Island, our core deposit base and strong operating income before taxes and provisions are attractive assets.  Now that ‘blackout’ restrictions have been lifted as a result of the issuance of this earnings release, members of the management team and the entire board of directors will be purchasing shares in the open market as we believe our shares are significantly undervalued.  In addition, although the Bank currently does not meet the capital ratios required to be maintained under the Consent Agreement by June 30, 2010, based on our existing plans and forecasts, we currently expect to be able to satisfy that requirement without any need to raise additional capital.”

Mr. Rock concluded:  “Our agreement with the FDIC and NYSBD will not inhibit our ability to provide exceptional service to our customers, a hallmark of Bank of Smithtown’s success.  Our branch operations and new branch development will continue uninterrupted and our deposits continue to carry FDIC insurance up to the maximum limits allowed.  The Bank also has insurance on the entire amount of all noninterest bearing checking accounts through our participation in the FDIC’s Transaction Account Guarantee Program through June 30, 2010.  We expect Bank of Smithtown to emerge from these challenging times ready to meet our long term strategic goals.”

With approximately $2.6 billion in assets and 29 branches, Bank of Smithtown is the largest independent commercial bank headquartered on Long Island.  Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank.  The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

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Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such.  In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:  local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Consolidated Balance Sheets
	As of
	December 31, 2009	December 31 2008
ASSETS
Cash and cash equivalents	$18,745	$17,130
Interest-earning deposits with banks	3,409	8,839
Term placements	507	507
Securities available for sale	397,274	57,698
Securities held to maturity (fair value of $67 and $113, respectively)	66	112
Loans held for sale	16,450	-
Loans	2,090,896	1,688,700
Less: allowance for loan losses	38,483	11,303
Loans, net	2,052,413	1,677,397
Federal Home Loan Bank stock, at cost	18,353	15,916
Real estate owned, net	2,013	6,972
Premises and equipment, net	47,708	32,994
Goodwill	3,923	3,923
Intangible assets	617	956
Cash value of company owned life insurance	24,874	19,654
Accrued interest receivable and other assets	48,578	23,292
Total assets	$2,634,930	$1,865,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Demand deposits	152,306	$123,620
Savings, NOW and money market deposits	999,066	548,502
Time deposits of $100,000 or more	508,632	283,933
Other time deposits	415,024	410,882
Total deposits	2,075,028	1,366,937

Other borrowings	352,820	326,480
Subordinated debt	56,351	38,836
Other liabilities	14,976	13,519
Total liabilities	2,499,175	1,745,772

Stockholders' equity
Preferred stock, par value $.01 per share :
Authorized: 1,000,000 and 100,000 shares at December 31, 2009 and
2008, respectively; no shares issued or outstanding	-	-
Common stock, par value $.01 per share:
Authorized: 35,000,000 and 20,000,000 shares at December 31, 2009 and 2008, respectively; 16,907,346 and 13,851,341 shares issued at
December 31, 2009 and 2008, respectively; 14,855,482 and 11,799,477
shares outstanding at December 31, 2009 and 2008, respectively	169	139
Additional paid in capital	82,318	51,947
Retained earnings	64,820	78,302
Less: Treasury stock at cost, 2,051,864 shares	(10,062)	(10,062)
	137,245	120,326
Accumulated other comprehensive loss	(1,490)	(708)
Total stockholders' equity	135,755	119,618
Total liabilities and stockholders' equity	2,634,930	1,865,390